-----------         U.S. SECURITIES AND EXCHANGE COMMISSION          Page 1 of 5
FORM 3                       WASHINGTON, D.C. 20549
-----------

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person |  2. Date of Event Requiring    | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Statement                  |
                                        |     (Month/Day/Year)           | DRKOOP.COM, INC. (NASDAQ NATIONAL MARKET: KOOP)
                                        |                                |----------------------------------------------------------
COMVEST VENTURE PARTNERS LP             |  AUGUST 22, 2000               | 5. Relationship of Reporting Person to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. IRS or Social               |
                                        |    Security Number             |     _______Director         ___X___  10% Owner
830 THIRD AVENUE                        |    of Reporting                |
----------------------------------------|    Person (Voluntary)          |     _______ Officer (give   _______ Other (specify
               (Street)                 |                                |                   title below)               below)
NEW YORK, NEW YORK               10022  |                                |
--------------------------------------- |                                |   ________________________
(City)          (State)          (Zip)  |                                |---------------------------------------------------------
                                        |                                | 6. If Amendment, Date of
                                        |                                |    Original (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7. Individual or Joint/Group Filing
                                                                         |   (Check applicable box)
                                        |                                |   _ Form filed by One
                                        |                                |     Reporting Person
                                        |     13-4124841                 |   X Form filed by More than
                                        |                                |   - One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |  2. Amount of Securities     | 3. Ownership            | 4.  Nature of Indirect Beneficial
   (Instr. 4)                         |     Beneficially Owned       |    Form: Direct         |     Ownership (Instr. 5)
                                      |     (Instr. 4)               |    (D) or Indirect      |
                                      |                              |    (I)   (Instr. 5)     |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
--------------------------------------|------------------------------|-------------------------|------------------------------------
                                      |                              |                         |
------------------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than One Reporting Person, see Instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                         (Over)

                            (Print or Type Response)

FORM 3 (CONTINUED)  TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
                      PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


====================================================================================================================================
1.  Title of Derivative Security | 2.  Date Exer-    |3. Title and Amount of    |4.  Conver- | 5. Owner-   | 6.  Nature of
    (Instr. 4)                   |     cisable and   |   Securities Underlying  |    sion or |    ship     |     Indirect
                                 |     Expiration    |   Derivative Security    |    Exercise|    Form of  |     Beneficial
                                 |     Date          |   (Instr. 4)             |    Price of|    Deriv-   |     Ownership
                                 |     (Month/Day/   |                          |    Deri-   |    ative    |     (Instr. 5)
                                 |     Year)         |                          |    vative  |    Security:|
                                 |----------------------------------------------|    Security|    Direct   |
                                 |Date      |Expira- |         Title     |Amount|            |    (D) or   |
                                 |Exer-     |tion    |                   |or    |            |    Indirect |
                                 |cisable   |Date    |                   |Number|            |    (I)      |
                                 |          |        |                   |of    |            | (Instr. 5)  |
                                 |          |        |                   |Shares|            |             |
------------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase             |          |        |                   |             |     |             |
  Common Stock                   | 11/01/00 |11/01/05|Common Stock       | 14,785,715  |$0.35|   D(1)      |
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
Series D 8% Convertible          |          |        |                   |             |     |             |
  Preferred Stock                | n/a      |n/a     |Common Stock       |  4,285,714  |$0.35|   D(1)      |
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
Warrants to purchase             |          |        |                   |             |     |             |
  Common Stock                   | 08/29/00 |08/29/05|Common Stock       |  3,416,957  |$0.35|   I         |(2)
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
Series D 8% Convertible          |          |        |                   |             |     |             |
  Preferred Stock                | n/a      |n/a     |Common Stock       |    714,286  |$0.35|   I         |(3)
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
Warrants to purchase             |          |        |                   |             |     |             |
  Common Stock                   | 08/29/00 |08/29/05|Common Stock       |  1,346,935  |$0.35|   I         |(3)
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
Warrants to purchase             |          |        |                   |             |     |             |
  Common Stock                   | 08/29/00 |08/29/05|Common Stock       |     71,429  |$0.35|   I         |(3)
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
Series D 8% Convertible          |          |        |                   |             |     |             |
  Preferred Stock                | n/a      |n/a     |Common Stock       |  5,714,286  |$0.35|   I         |(4)
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
                                 |          |        |                   |             |     |             |
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
                                 |          |        |                   |             |     |             |
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
                                 |          |        |                   |             |     |             |
---------------------------------|----------|--------|-------------------|-------------|-----|-------------|------------------------
                                 |          |        |                   |             |     |             |
====================================================================================================================================

Explanation of Responses:

See attached footnotes.
                                COMVEST VENTURE PARTNERS LP

                                By: ComVest Management LLC, its general partner

**Intentional misstatements or omissions of             /s/ Michael S. Falk                           August 31, 2000
facts constitute Federal Criminal Violations.          ---------------------------------      -----------------------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                **Signature of Reporting Person                    Date
                                                          Michael S. Falk
                                                          Manager

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

FOOTNOTES                                                            Page 3 of 5

(1) These shares and warrants are owned directly by ComVest Venture Partners LP ("ComVest"). The general partner of ComVest is ComVest Management LLC, which is wholly-owned by Commonwealth Associates Management Corp. ("CAMC"). Michael S. Falk ("Falk") and Robert Priddy ("Priddy") are directors and shareholders of CAMC. Falk and Priddy disclaim beneficial ownership of the shares and warrants held by ComVest other than that portion which corresponds with their respective partnership interests in ComVest.

(2) These warrants are owned directly by Commonwealth Associates L.P. ("Commonwealth"). Michael S. Falk ("Falk") and Robert Priddy ("Priddy") are directors and shareholders of CAMC, the general partner of Commonwealth, and are limited partners of Commonwealth. Falk is the Chairman and principal stockholder of CAMC, and the principal limited partner of Commonwealth. Falk and Priddy disclaim beneficial ownership of the shares and warrants held by Commonwealth other than that portion which corresponds with their respective equity ownership in Commonwealth.

(3) These shares and warrants are owned directly by Falk.

(4) These shares are owned directly by RMC Capital, LLC ("RMC"). Priddy is a manager and the principal of RMC and disclaims beneficial ownership of the securities held by RMC other than that portion which corresponds with his membership interest therein.

                   JOINT FILER INFORMATION AND AUTHORIZATION

Name:                     ComVest Management LLC
                          830 Third Avenue
                          New York, New York 10022

Designated Filer:         ComVest Venture Partners LP

Issuer & Ticker Symbol:   drkoop.com, Inc. (KOOP)

Statement Date:           August 22, 2000

Signature:                By:     /s/ Michael S. Falk
                              --------------------------------------------------
                                    Michael S. Falk, Manager


Name:                     Michael S. Falk
                          830 Third Avenue
                          New York, New York 10022

Designated Filer:         ComVest Venture Partners LP

Issuer & Ticker Symbol:   drkoop.com, Inc. (KOOP)

Statement Date:           August 22, 2000

Signature:                    /s/ Michael S. Falk
                          -----------------------------------------------------
                                   Michael S. Falk


Name:                     RMC Capital, LLC
                          1640 Powers Ferry, Suite 125
                          Marietta, Georgia 30067

Designated Filer:         ComVest Venture Partners LP

Issuer & Ticker Symbol:   drkoop.com, Inc. (KOOP)

Statement Date:           August 22, 2000

Signature:                    /s/ Robert Priddy
                          -----------------------------------------------------
                                   Robert Priddy, Manager

Name:                      Robert Priddy
                           1640 Powers Ferry, Suite 125
                           Marietta, Georgia 30067

Designated Filer:          ComVest Venture Partners LP

Issuer & Ticker Symbol:    drkoop.com, Inc. (KOOP)

Statement Date:            August 22, 2000

Signature:                   /s/ Robert Priddy
                           -----------------------------------------------------
                                    Robert Priddy





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